EXHIBIT 17.2

Paul Travers, President

Vuzix Corporation

75 Town Centre Drive

Rochester, NY 14623

November 14, 2012

Dear Paul,

It is with regret that I am writing to inform you of my decision to resign my position on the Board of Directors of Vuzix, effective immediately.

My other business commitments have become too great for me to be devote the time I feel that should go into my position on the Vuzix Board.

I wish you and the Vuzix team great success in the future.

Sincerely,

/s/ Jose Cecin

Jose Cecin